AMENDED AND RESTATED CODE OF ETHICS OF BIOSYNERGY, INC.


June __, 2009


INTRODUCTION

The following Amended and Restated Code of Ethics is hereby adopted and ratified by the Board and shall be made available to all Employees. This Code applies to the Chief Executive Officer, Chief Financial Officer, President, Secretary and persons performing similar functions with the Company (the "Officers") and such Employees as the Directors may require.

The Company's continued success and its reputation within the community are dependent upon the integrity and conduct of the Company's Directors, Officers and Employees. In an effort to achieve the Company's goal to enhance its reputation for ethical conduct each of its' Officers and Employees are expected to conduct themselves in accordance with the highest standards of business and individual behavior.

The Board has adopted this Code of Ethics for the purpose of promoting:



..	An understanding of the principles of conduct that the
Employees and Officers are expected to adhere.

..	Honest and ethical conduct, including the ethical
handling of actual or apparent conflicts of interest between personal and professional relationships;

..	Full fair, accurate time and understandable disclosure
in all reports and documents that the Company files with, or submits to, the Securities and Exchange
Commission ("SEC") and in other public communications made by the Company that are within the Officer's area of responsibility;

..	A means to review and reaffirm the high standards of
conduct that are associated with ethical business practices;

..	Compliance with applicable governmental laws, rules
and regulations;

..	The prompt internal reporting of violations of the
Code; and

..	Accountability for adherence to the Code.




	Because the perception of the Company's ethical standards are built upon the ethical standards of its Employees, the Company may require that individual Officers and Employees sign a written affirmation of their adherence to this Code of Ethics from time to time.



                             CODE OF ETHICS
                            TABLE OF CONTENTS

CODE OF ETHICS......................................................1
I.  DEFINITIONS.....................................................1

II.  HONEST AND ETHICAL CONDUCT.....................................2
A.	Duty of Officers and Employees................................2

III.  CONFIDENTIAL INFORMATION......................................3
A.	Confidential Information about Others.........................3
B.	Company Confidential Information..............................3
C.	Third-Party Proprietary Information...........................4

IV.  CONFLICTS OF INTEREST..........................................4
A.	Compensation and Gifts........................................5
B.	Business Meals, Refreshments, Travel, Accommodations
and Entertainment...................................................6

V.  OUTSIDE ACTIVITIES..............................................7
A.	Community, Charitable and Professional Activities.............7
B.	Outside Employment............................................7
C.	Outside Business Interests....................................7

VI.  PERSONAL FINANCES; COMPLIANCE WITH LAWS........................7
A.	Borrowing.....................................................7
B.	Personal Investments Prohibitions on Insider Trading..........7

VII.  BUSINESS CONDUCT..............................................9
A.	Business and Accounting Practices.............................9
B.	Political Contributions and Other Expenditures for
Political Purposes..................................................9

IX.  PROFESSIONAL RELATIONSHIP GUIDELINES..........................10
A.	Anti-Discrimination Policy...................................10
B.	Sexual Harassment Policy.....................................11

X.  DISCLOSURE OF COMPANY FINANCIAL INFORMATION....................12
A.	Reports......................................................12
B.	Books and Records............................................12

XI.  REPORTING ACTUAL AND POTENTIAL VIOLATIONS OF THE CODE AND
ACCOUNTABILITY.....................................................13
A.	Obligations..................................................13
B.	Investigation................................................13
C.	Monitoring...................................................13
D.	Waivers......................................................13

XII.  CONCLUSION...................................................14

RECEIPT............................................................15



                             CODE OF ETHICS

	The nature of the Company's business requires careful attention to maintaining high standards of conduct and personal integrity.
A violation of this Code of Ethics by any of the Company's
Employees may result in disciplinary action, up to and including termination of said individual's relationship with the Company.

	I. DEFINITIONS




A.	"Board" shall mean the board of directors of Biosynergy.

B.	"Company" shall mean Biosynergy, Inc. an Illinois
corporation.

C.	"Director" shall mean an individual member of the Board.

D.	"Employee" shall mean all common law employees, Officers
and members of the Board of the Company.

E.	"Material Inside Information" is defined as information,
which would affect a person's decision to purchase or sell a security and which has not been sufficiently disclosed to insure its availability to the investing public.

F.	"Officer(s)" shall mean the individuals filling the
positions of President, Vice President(s), Treasurer and or Assistant Treasurer(s), Secretary and or Assistant
Secretarie(s) and such other positions as created by the Board.

G.	"Review Procedure" shall mean the method of review for
approval for a particular course of action requested by an Employee. Employees shall seek review of a particular course of action through the President. The President or and member of the Board should seek review of a particular course of action through the Board in its entirety and shall abstain from any debate on a proposed course of action and shall abstain from any vote or decision making process thereon.

	Requests and responses for the review for approval of particular courses of action shall be in writing and shall be retained in the Company's records for a period of seven years. Because a written policy such as this Code of Ethics cannot address every possibility raised in the course of the conduct of the Company's business, each Employee must make it their responsibility to recognize and respond to circumstances and situations as they arise. Questions and concerns about ambiguous situations, conflicts of interest, Employee misconduct, and ethical standards should be addressed to the President, or if such a situation or circumstances involves the President, the Board.



	II.  HONEST AND ETHICAL CONDUCT

A.	Duty of Officers and Employees.

Each Officer and Employee owes a duty to the Company to act with integrity. Integrity requires, among other things, being honest and candid. Officers and Employees must adhere to a high standard of business ethics and are expected to make decisions and take actions based on the best interests of the Company, as a whole, and not based on personal relationships or benefits. Generally, a "conflict of interest" occurs when a Officer's or Employee's personal interest is, or appears to be, inconsistent with, interferes with or is opposed to the best interests of the Company or gives the appearance of impropriety.

Business decisions and actions must be made in the best interests of the Company and should not be influenced by personal considerations or relationships. Relationships with the Company's stakeholders - for example suppliers, competitors and customers - should not in any way affect an Officer's or Employee's responsibility and accountability to the Company.
 Conflicts of interest can arise when an Officer or Employee or a member of his or her family receives improper gifts, entertainment or benefits as a result of his or her position in the Company.

Specifically, each Officer and Employee must:

1.	act with integrity, including being honest and candid
while still maintaining the confidentiality of information when required or consistent with the Company's policies;

2.	avoid violations of the Code, including actual or
apparent conflicts of interest with the Company in personal and professional relationships;

3.	disclose to the Board or the Audit Committee any
material transaction or relationship that could reasonably be expected to give rise to a breach of the Code, including actual or apparent conflicts of interest with the Company;

4.	obtain approval from the Board or Audit Committee
before making any decisions or taking any action that could reasonably be expected to involve or result in a conflict of interest or the appearance of a conflict of interest;

5.	observe both the form and spirit of laws and
governmental rules and regulations, accounting standards and Company policies;

6.	maintain a high standard of accuracy and completeness
in the Company's financial records;

7.	ensure full, fair, timely, accurate and understandable
disclosure in the Company's periodic reports filed from time-to-time with the SEC;

      8.	report any violations of the Code to the Board or
Audit Committee;

      9.	proactively promote ethical behavior among peers in
his or her work environment; and
      10.	maintain the skills appropriate and necessary for the
performance of his or her duties.

	III.  CONFIDENTIAL INFORMATION




A.	Confidential Information about Others

	All Officers and Employees must safeguard confidential and/or proprietary information about customers, potential customers, shareholders, Employees and third parties with the Company.

	In particular:




	1.	Caution and discretion are required in the discussion,
use, and sharing if information within the Company.
Such matters should not be discussed among Officers and Employees unless there is a valid business reason
(i.e. a "need to know") for doing so.

	2.	Requests for information regarding current or former
Officers and Employees should be referred to the Chief
Executive Officer.

	3.	The disclosure of information concerning an applicant,
customer, or third party is permitted, when and if the Officers or Directors, feel it is appropriate and warranted.

	4.	Officers and Employees should avoid any discussion of
confidential information or relationships with third parties in public places.

	5.	Directors should act in good faith in matters
involving a customer or prospect of the Company when that customer or prospect is a competitor, customer, or supplier of the Director. In such instances, the Director should use proper judgment when participating in any matters or discussions involving such matter, and in all cases should abstain on any matters during discussion or pertaining to a vote involving such matters.




B.	Company Confidential Information

	The Company provides its Officers and Employees with access to its physical resources and proprietary information and with knowledge and experience in the technologies developed or used
by the Company.   Officers and Employees are responsible for the
proper use of the Company's physical resources and information. Accordingly, Officers and Employees may not disseminate, sell or otherwise use the Company's physical resources or proprietary information for their personal benefit or for the benefit of a third party. This restriction continues to apply after employment terminates, regardless of the reason for termination.
The proper use of resources includes uses only for those activities that are directly related to the Company business or that have been approved in advance by management.

	Financial information about the Company is not to be discussed with or released to any person or entity unless it has been published in reports to the Company's shareholders or otherwise made generally available to the public in the ordinary course of business as so determined by the Board, and the Officers.

	Officers and Employees are strongly advised to refer all inquiries from the media to the attention of the Chief Executive Officer. Officers and Employees should obtain prior approval before discussing Company policies, procedures or affairs with a third party. This Code of Ethics insures that the message being conveyed to the media and other groups is consistent throughout the Company.

	Officers and Employees should be aware that any product, program or writing developed or produced by Officers or Employees during work time, by using Company facilities or as a result of performing their responsibilities, is the property of the Company.

	Officers and Employees should take appropriate steps to protect all of the Company's proprietary interests, both during and after employment by the Company. Further, copying any records for any purpose other than a necessary job-related activity is strictly prohibited. An Officer or Employee may not retain any Company records, information or copies thereof after termination of the Officer's or Employee's employment.

C.	Third-Party Proprietary Information

	Officers and Employees are responsible for using the patented, copyrighted, or other proprietary material or information of a third party in compliance with applicable provisions of any contract between the Company and the third party. The Company, as well as individual Officers and Employees, may be held liable for both civil damages and criminal penalties for copyright, trademark, or patent infringement and for any other illegal or improper use of another's property. Officers and Employees must also be aware that other uses of third party materials or information, such as the duplication of computer software and the downloading of data from information retrieval services (databases), may also require the permission of a third party. Officers and Employees are encouraged to consult their immediate supervisor regarding the photocopying, duplication, reproduction, data downloading, or other use of proprietary material or information owned by a third party.

	IV.  CONFLICTS OF INTEREST

	A possible conflict of interest exists whenever an Employee has an interest in any entity or matter that may influence a decision or cloud the individual's judgment in the discharge of his or her responsibilities. All individuals should conduct their personal affairs so as to avoid conflicts of interest. As a result, joint business ventures amongst Officers and Directors are discouraged because the venture may imply Company sponsorship. In case of doubt, it is the individual's obligation to secure clarification and guidance from the Board.

	It is the duty of every Officer and Employee to avoid any situation in which he or she, or a family member, might profit personally (directly or indirectly), or give the appearance of profiting personally, from Company facilities or from relationships with its customers.

	Should a situation arise where an Officer or Employee becomes aware of irregularities, or non-compliance with provisions of this Code of Ethics regarding another Officer or Employee, confidential disclosure of such should be directed to the Chief
Executive Officer or the Board.




A.	Compensation and Gifts




1.	General

	No Officer or Employee shall solicit or receive anything of value (be it money, goods, or services) in any amount, as a quid pro quo (something received or given as a personal reward for preferential action or service by an Officer or Employee) or as a "gratuity," in connection with the Company's business. This includes, for example, compensation of any kind from any source for rendering services of a type that might properly by performed by the Company as one of its regular services. An Officer or Employee may not do indirectly what he or she is prohibited from doing directly; e.g. arrange to have a prohibited gift made to a member of his or her family. Similarly, an Officer or Employee should avoid giving gifts, meals, or entertainment intended to influence, or that might give the appearance of influencing, an Officer or Employee or a business decision. An Officer or Employee should never give any gift, meal or entertainment, as a quid pro quo or if it could pose a danger of compromising the receivers or attendee's judgment.

2.	Permissible Gifts to Employees




	a.	This Code of Ethics permits the acceptance of
meals, refreshments or entertainment of up to $100.00 in connection with a bonafide business purpose such as a seminar, conference, or other similar functions;

	b.	This Code of Ethics permits the acceptance of
gifts of less than $50.00 for advertising or promotional items such as pens, pencils, note pads, key chains, calendars, or similar items;
and

	c.	This Code of Ethics permits the acceptance of
civic, charitable, educational or religious organizational awards for recognition of services and accomplishment in an amount of $100.00 or less.

	The amounts specified above are intended to apply to individual events or transactions, but any repeat events or transactions within a year, especially from the same person or organization, that would cause the combined amounts to exceed the specified amounts should be reported to the President and preferably pre-approved by the Board.

	If an individual covered by this Code of Ethics is offered, receives or anticipates receiving something of value beyond what is expressly authorized in this Code of Ethics, that individual should complete a disclosure form which should be retained by the Board.

	If an Employee is offered or receives something of value, which he or she believes may be impermissible under this Code of Ethics, he or she shall disclose the matter by means of the Review Procedure. The reviewer, in turn, shall render a determination in writing that the item of value should be accepted or returned, giving due consideration to such issues as whether the item is reasonable in value and whether receipt poses a threat to the Company's interests. Such disclosures and resulting determinations shall be retained in the Employee's personnel file.




B.	Business Meals, Refreshments, Travel, Accommodations and
Entertainment

	Payments for meals, refreshments, travel, accommodations or entertainment by an outside source are permitted, if they:




1.	Are reasonable in amount;

2.	Are expended in the course of a meeting or other
occasion the purpose of which is to hold a bona fide business discussion or to foster better business relations;

3.	Are unsolicited; and

4.	The expense would be paid for by the Company as a
business expense if not paid for by the outside source. Permissible items could include business luncheons or dinners, golf or tennis outings, cab fare, attending a customer's annual Christmas party, entertainment, and travel arrangements and accommodations if reasonable in value.

	Payment by an outside source for business meals, refreshments, travel, accommodations, and entertainment which is extravagant, a quid pro quo, or confers a benefit on the Officer or Employee or his or her spouse rather than the Company is impermissible.
For example, use of a customer's property for the leisure of an Officer or Employee would not be permitted.

	If an Officer or Employee is offered payments for business meals, refreshments, travel, accommodations or entertainment, which he/she believes may be impermissible under this Code of Ethics, the individual shall disclose the matter by means of the Review Procedure. The reviewer, in turn, shall render a determination in writing if payment for such service should be accepted, giving due consideration to the bonafides of the business purpose involved and the reasonableness of the value of such service under the circumstances.





	V.  OUTSIDE ACTIVITIES




A.	Community, Charitable and Professional Activities

	The Company encourages Officer and Employees to actively participate in community, charitable, and professional activities. An Officer or Employee must obtain approval by means of the Review Procedure if a Company relationship is involved. A Director must disclose the nature of the activity if a Company relationship is involved.

B.	Outside Employment

	The Company generally discourages outside employment for Officers and full time Employees because the additional employment might affect the Officer's or Employee's performance of his or her principal duties at the Company and might possibly subject the Company to criticism or adverse publicity. Prior approval of outside employment must be obtained by means of the Review Procedure unless such employment was made known to and approved by the time such Officer or Employee was hired. The reviewer shall consult with the Chief Executive Officer and give particular scrutiny to factors bearing on the question of whether a conflict, or potential conflict, of interest could arise, such as whether the outside employer has a relationship with the Company (and, if so, its nature and extent) and whether the Officer or Employee would be in a position to influence impermissibly any decision by the Company concerning the outside employer.

C.	Outside Business Interests  (This section does not apply to
Directors)

	Officers and Employees shall avoid situations in which they or their family members profit from a relationship with a company or other entity with which the Officer or Employee deals in the course of his or her duties at the Company.

	VI.  PERSONAL FINANCES; COMPLIANCE WITH LAWS




A.	Borrowing

	An Officer or Employee may not borrow from, or lend personal funds to the Company's customers or suppliers.

B.	Personal Investments Prohibitions on Insider Trading

	Personal investments in any customer or supplier of goods or services which has credit or other relationships with the Company should not be made by an Officer or Employee except for investments in securities which are actively traded on recognized markets, or only upon approval obtained by means of the Review Procedure; and subject in all cases to the rules described below concerning insider trading. Directors and Officers may be asked to disclose such information in an annual statement.

	Even if a personal investment has been approved, an Officer or Employee should not take part in a Company decision or attempt to influence a decision about that customer or supplier.

	Officers and Employees are responsible for observing the Securities and Exchange Commission regulations, which prohibit purchase or sales of securities by persons having material inside information, and should be aware that material inside information concerning a company's plans or operations which has not been released to the public is confidential. Officers and Employees are prohibited from using material inside information for personal gain, from using such information for security transactions made on behalf of the Company and from using such information on behalf of a third party.

The Officers and Employees must respect and obey all applicable foreign, federal, state and local laws, rules and regulations applicable to the business and operations of the Company.

	To assure compliance with applicable law, the actions of every Officer and Employee should be governed according to the following guidelines:

	1.	Material inside information must not be disclosed to
anyone other than Officers or Employees who establish their need to know, and should not be discussed in public places.

	2.	Officers and Employees possessing material inside
information relating to the Company shall not sell or buy the Company's securities, or disclose such information to persons outside the Company until the information has been effectively disclosed to the public and the public has had sufficient time to absorb and evaluate it.

	3.	Since material inside information may also have a
material effect on the purchase or sale of securities of companies with which the Company is dealing, one possessing such information concerning such a company must not sell or buy the securities of that company or disclose this information to persons outside the Company until the information has been effectively disclosed to the public and the public has had sufficient time to absorb and evaluate it. Inquiries from financial analysts and investors and others affiliated with the financial investment communities should be answered only by the Chief Executive
Officer, or the Vice President of Finance or Chief
Financial Officer ("CFO"), or their respective designees. Securities laws impose severe sanctions and penalties, including monetary penalties, criminal fines and imprisonment, on any individual who fails to comply with the above guidelines. Liability for such individuals' actions may also extend to the Company.
The penalties range from monetary penalties to criminal fines.

	In summary, no Officer or Employee shall buy or sell the Company's securities, or any other securities, based on material inside information.

	VII.  BUSINESS CONDUCT

	The Company conducts its affairs in strict conformity to all applicable legal requirements, generally accepted accounting principles and procedures, and the highest standards of business ethics. The following rules govern the application of this Code of Ethics to the areas of business and accounting practices and political contributions.




A.	Business and Accounting Practices

	1.	The Company's funds or assets shall not be used for
any unlawful purpose.

	2.	No false or misleading entries shall be made in the
Company's books and records for any purpose. All items of income or expense shall be appropriately recorded.

	3.	No payment by the Company shall be made with the
intention or understanding that all or any part of such payment is to be used for any purpose other than that described in the Company's books and records.

	4.	No payment on behalf of the Company shall be approved
without adequate supporting documentation or made with the intention or understanding that all or any part of such payment is to be used for any purpose other than that described by the documents supporting the payment.

	5.	The Company shall comply with generally accepted
accounting principles and procedures and with established internal corporate controls and procedures.

	6.	Any Officer or Employee who has or obtains knowledge
of, or information concerning, any actions prohibited by this section shall promptly notify the Chief
Executive Officer, and the Vice President of Finance or CFO.

	7.	The Company may require submission of reports or
statements with respect to compliance with this section by such Officers and other Employees, at such time or times, and in such form, as the Company may specify.

B.	Political Contributions and Other Expenditures for
Political Purposes

	1.	The Company's funds and assets are not to be used to
make any unlawful political contribution. For purposes of this section, the term "political contribution" shall be deemed to include not only the direct or indirect delivery of cash or property of the Company to a political party, candidate, committee or organization, but also (a) the reimbursement by the Company of any Officer or Employee of the Company or any other person for a political contribution made, or to be made, by such Officer or Employee or other person or (b) the provision of services or of the use of property, or the making of a loan, to a political party, candidate, committee or organization by the Company, except in the ordinary course of the Company's business and on customary commercial terms.

	2.	Neither the Company, nor any person acting on its
behalf, shall establish any unlawful program to solicit, collect or distribute political contributions from Officers or Employees.

	3.	No person receiving payment from the Company, whether
as compensation for services or for any other purpose whatsoever, shall be under any obligation of any kind to the Company to utilize any amount of any such payment for the making of any political contribution and no Officer or Employee, or any other person acting on his or her behalf, shall seek to create or enforce any such obligation.

	4.	Nothing in this section is intended in any way to
discourage Officers and Employees from active personal involvement in the political process, including the making of personal political contributions, or otherwise to limit the rights and obligations of Officers and Employees as responsible citizens.

	5.	Any Officer or Employee who has or obtains knowledge
of, or information concerning, any action prohibited by this section shall promptly notify the Chief
Executive Officer.

	VIII.  PROFESSIONAL RELATIONSHIP GUIDELINES




A.	Anti-Discrimination Policy

	All Officers and Employees must conduct their relationship with other Officers, Employees, customers, and the general public with courtesy and mutual respect. The Company operates under sound personnel policies and applies an equitable standard of fair treatment to all of its Officers and Employees. It also conducts its business dealings in a non-discriminatory manner and employs persons of varied backgrounds based upon their qualifications, without regard to age, color, gender, national origin, country of ancestral origin, sexual orientation, marital status, race, religion, handicap or disability, or veteran status. The Company does not tolerate any improper conduct among Officers and Employees, such as harassment of one Officer or Employee or by another, either directly, by mail, telephone, or other indirect means, such as electronic mail, etc.
Appropriate corrective and disciplinary action will be taken if such improper conduct occurs. Supervisors and managers are expected to ensure that no Officer or Employee is subjected to harassment, intimidation, coercion, or retaliation.

	For purposes of this Code of Ethics, harassment includes:

	1.	Derogatory expressions describing a member of the
particular group;

	2.	Offensive jokes;

	3.	Graphics or cartoons that disparage a specific group
or individual Employee;

	4.	Physical assault or threat of physical assault; and

	5.	Behavior clearly outside the bounds of professional
interaction in a business environment.




	B.	Sexual Harassment Policy

	The Company's policy and goal is that all Officers and Employees have a right to work in an environment free from sexual harassment. Sexual harassment is a violation of federal law under Title VII of the Civil Rights Act of 1964 and is also against state law. The Company will not tolerate or permit any Officer or Employee to engage in sexual harassment of other
Officers and Employees, in any form, and such conduct may result in disciplinary action, including discharge.

	Federal and state law defines sexual harassment as follows:

	"Unwelcome sexual advances, request for sexual favors, and other verbal or physical conduct of a sexual nature, constitute sexual harassment when (1) submission to such conduct is made either explicitly or implicitly a term or condition of an individual's employment, (2) submission to or rejection of such conduct by an individual is used as the basis for an employment decision effecting such individual, or (3) such conduct has the purpose or effect of unreasonably interfering with an individual's work performance or creating an intimidating, hostile or offensive working environment."

	Sexual harassment may take various forms and may be verbal, physical or visual. Sexual harassment may include repeated offenses of sexual flirtations, advances or propositions, continued or repeated verbal abuse of a sexual nature, graphic or verbal comments about an individual's or individuals' bodies, degrading words or names, sexually suggestive displays, pictures or objects in the workplace. A threat or insinuation, either explicitly or implicitly that an Officer's or Employee's refusal to submit to sexual advances will adversely affect the Officer's or Employee's work environment or any conditions of employment may also be sexual harassment. While these examples do not provide a complete list of what might be deemed to be sexual harassment under the law, it is hoped that any harassment problems will be avoided if everyone acts professionally and treats each other with respect.

	If any individual believes that he or she has been sexually harassed, he or she should notify his or her immediate supervisor, or if the Officer or Employee chooses, the Chief Executive Officer. Any retaliation against an Officer or Employee bringing a complaint in good faith will not be tolerated. If the Officer or Employee requests that the complaint be treated with complete confidentiality, that request will be honored to the extent the law permits. Any complaint will be immediately and confidentially (to the extent possible) investigated, and any remedial action, which is necessary and appropriate, will be taken.


IX.  DISCLOSURE OF COMPANY FINANCIAL INFORMATION

As a result of the Company's status as a public company, it is required to file periodic and other reports with the SEC. The Company takes its public disclosure responsibility seriously and desire to ensure that these reports furnish the marketplace with full, fair, accurate, timely and understandable disclosure regarding the financial and business condition of the Company.
 All disclosures contained in reports and documents filed with or submitted to the SEC, or other government agencies on behalf of the Company or contained in other public communications made by the Company must be complete and correct in all material respects and understandable to the intended recipient.

A.	Reports

The Officers, in relation to their area of responsibility, must be committed to providing timely, consistent and accurate information in compliance with all legal and regulatory requirements. It is imperative that this disclosure be accomplished consistently during both good times and bad and that all parties in the marketplace have equal or similar access to this information.

B.	Books and Records

All of the Company's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company's transactions, and must conform both to applicable legal requirements and to the Company's system of internal controls. Unrecorded or "off the book" funds, assets or liabilities should not be maintained unless permitted by applicable law or regulation. Officers involved in the preparation of the Company's financial statements must prepare those statements in accordance with generally accepted accounting principles, consistently applied, and any other applicable accounting standards and rules so that the financial statements materially, fairly and completely reflect the business transactions and financial statements and related condition of the Company. Further, it is important that financial statements and related disclosures be free of material errors.

Specifically, each Officer must:

1.	familiarize himself or herself with the disclosure
requirements generally applicable to the Company;

2.	not knowingly misrepresent, or cause others to
misrepresent, facts about the Company to others, including the Company's independent auditors, governmental regulators, self-regulating organizations and other governmental officials;

3.	to the extent that he or she participates in the
creation of the Company's books and records, promote the accuracy, fairness and timeliness of those records; and

4.	in relation to his or her area of responsibility,
properly review and critically analyze proposed disclosure for accuracy and completeness.



XI.	REPORTING ACTUAL AND POTENTIAL VIOLATIONS OF THE CODE AND
ACCOUNTABILITY

The Company, through the Board or the Audit Committee, is responsible for applying this Code to specific situations in which questions may arise and has the authority to interpret this Code in any particular situation. This Code is not intended to provide a comprehensive guideline for Officers and Employees in relation to their business activities with the Company. Any Officer or Employee may seek clarification on the application of this Code from the Board or the Audit Committee.

A.	Obligations

Each Officer and Employee must:

1.	notify the Company of any existing or potential
violation of this Code, and failure to do so is itself a breach of the Code; and

2.	not retaliate, directly or indirectly, or encourage
others to do so, against any Employee or Officer for reports, made in good faith, of any misconduct or violations of the Code solely because that Employee or Officer raised a legitimate ethical issue.

B.	Investigation

The Board or the Audit Committee will take all action it considers appropriate to investigate any breach of the Code reported to it. All Officers, Directors and Employees are required to cooperate fully with any such investigations and to provide truthful and accurate information. If the Board or the Audit Committee determines that a breach has occurred, it will take or authorize disciplinary or preventative action as it deems appropriate, after consultation with the Company's counsel if warranted, up to and including termination of employment.
 Where appropriate, the Company will not limit itself to disciplinary action but may pursue legal action against the offending Officer or Employee involved. In some cases, the Company may have a legal or ethical obligation to call violations to the attention of appropriate enforcement authorities.

C.	Monitoring

Compliance with the Code may be monitored by audits performed by the Board, Audit Committee, the Company's counsel and/or by the Company's outside auditors. All Officers, Directors and
Employees are required to cooperate fully with any such audits and to provide truthful and accurate information.

D.	Waivers

Any waiver of this Code for any Officer, Director or Employee may be given only by the Board or the Audit Committee and will be promptly disclosed to stockholders and others, as required by applicable law. The Company must disclose changes to and waivers of the requirements imposed by the Code in accordance with applicable law.




	XII.  CONCLUSION

	The Company conducts itself in business dealings so as to obey all applicable laws and regulations. Where the requirements of such laws and regulations are unclear, the advice of the Chief
Executive Officer should be sought to secure interpretation and to ensure compliance. Officers and Employees are urged to review and refer to this Code of Ethics from time to time so as to refresh their recollection of the statutory and regulatory matters involved and the policies outlined herein.


	RECEIPT


	I have received and read a copy of the Biosynergy, Inc. Code of Ethics. I understand it is solely for the purpose of summarizing the Company's current policies and level of acceptable behavior, and it is not intended to be a contract or guarantee of employment or a guarantee of any specific terms or conditions of employment or procedural rights, and that certain portions of this Code of Ethics may need to be amended or eliminated from time to time without advance notice.



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